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                                                          SEC FILE NUMBER
                                                            1-333-36675
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING


(CHECK ONE): / / Form 10-K  / / Form 20-F  / /Form 11-K  /X/ Form 10-Q
 / / Form N-SAR


               For Period Ended:            September 29, 2000
                               ----------------------------------------
              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR

             For the Transition Period Ended:
                                             ----------------------------------

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READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                 Not Applicable
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PART I  --  REGISTRANT INFORMATION

                             Burke Industries, Inc.
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Full Name of Registrant

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Former Name if Applicable
                               13767 Freeway Drive
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Address of Principal Executive Office (STREET AND NUMBER)
                           Santa Fe Springs, CA 90670
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City, State and Zip Code

PART II  --  RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion
/X/ thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



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PART III  --  NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.


In accordance with Rule 12(b)-25(b)(2) of the Securities Exchange Act of 1934, as amended, and pursuant to Part II(b) of this Form 12b-25, the Registrant undertakes to file its Form 10-Q within five calendar days following the Form 10-Q's prescribed due date of November 13, 2000. The reason for the delay in filing the Registrant's 10-Q is that the Registrant has not finished certain work necessary to complete its financial statements.


                         (ATTACH EXTRA SHEETS IF NEEDED)






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PART IV  --  OTHER INFORMATION

     Name and telephone number of person to contact in regard to this notification
(1)

         Stephen G. Geane           (800)                 221-0923
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             (Name)               (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer

     is no, identify report(s).                            /X/ Yes     / / No
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
     portion thereof?                                     / / Yes     /X/ No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                             Burke Industries, Inc.
           ----------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date          November 14, 2000          By          /s/ Stephen G. Geane
     -----------------------------------   ------------------------------------
                                                       Stephen G. Geane
                                                    Chief Financial Officer